Registration No. 333-115959

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

RUBIO’S RESTAURANTS, INC.
(Exact Name of Registrant as specified in its sharter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0100303 (I.R.S. Employer Identification No.)

1902 Wright Place, Suite 300
Carlsbad, California 92008
(760) 929-8226
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mr. Frank Henigman
Senior Vice President and Chief Financial Officer
Rubio’s Restaurants, Inc.
1902 Wright Place, Suite 300
Carlsbad, California 92008
Telephone: (760) 929-8226
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy  to:
Jeffrey C. Thacker, Esq.
DLA Piper LLP (US)
4365 Executive, Suite 1100
San Diego, California 92121
Telephone: (858) 450-8400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer 	Accelerated filer 
Non-accelerated filer  (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-115959) of Rubio’s Restaurants, Inc. (“the Company”) filed with the Securities and Exchange Commission on May 27, 2004 (the “Registration Statement”) pertaining to the registration of shares of common stock, par value $0.001 per share (“Common Stock”), that may be issued and sold under the Company’s 1999 Stock Incentive Plan.

On August 24, 2010, pursuant to the terms of the Agreement and Plan of Merger, as amended, by and among MRRC Hold Co., a Delaware corporation (“Parent”), MRRC Merger Co., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and the Company, Merger Sub merged with and into the Company, the Company became a wholly owned subsidiary of the Parent (the “Merger”) and each share of Common Stock issued and outstanding was canceled, extinguished and automatically converted into the right to receive $8.70 in cash.  As a result of the Merger, there is no longer any Common Stock outstanding and the offering pursuant to the Registration Statement has been terminated.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8  to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carlsbad, State of California, on this 24th day of August, 2010.

RUBIO’S RESTAURANTS, INC.

By:	/s/ Daniel Pittard
Daniel Pittard
Chief Executive Officer

 Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Daniel Pittard	President and Chief Executive Officer	August 24, 2010
Daniel Pittard	(principal executive officer)

/s/ Frank Henigman	Chief Financial Officer	August 24, 2010
Frank Henigman	(principal financial and accounting officer)

/s/ Ralph Rubio	Chairman of the Board of Directors	August 24, 2010
Ralph Rubio

/s/ Kyle A. Anderson	Director	August 24, 2010
Kyle A. Anderson

/s/ Craig S. Andrews	Director	August 24, 2010
Craig S. Andrews

/s/ William R. Bensyl	Director	August 24, 2010
William R. Bensyl

/s/ Loren C. Pannier	Director	August 24, 2010
Loren C. Pannier

/s/ Timothy J. Ryan	Director	August 24, 2010
Timothy J. Ryan